Exhibit 99.1 - Press Release
For Immediate Release

      Consolidated Capital of North America, Inc. Announces Exchange Offer of Common Stock for Debt and Acquisition Strategy.

     Denver, Colorado, December 1, 1999. Consolidated Capital of North America, Inc. (OTCBB: CDNO) announced today that its Board of Directors has authorized a private offer to its creditors to exchange its outstanding parent-company debt, preferred stock and other payables of up to $15 million for shares of its common stock at an exchange price of two cents ($.02) per share. These shares will bear restrictive legends pursuant to Rule 144, which in most cases requires a one year holding period before the shares will be freely transferable pursuant to such Rule.

     In light of the fact that the Company's three operating subsidiaries are in liquidation and the Company had ceased operations earlier this year, the Company believes that the most likely prospect for the Company's financial revival at this time is to negotiate the acquisition of the Company by, or other combination of the Company with, a private business that desires to become publicly traded in the U.S. securities markets. However, this strategy will only succeed if the Company is free of any significant contingent liabilities such as litigation, claims or material creditors that have not reached agreement with the Company to exchange their debt obligations for equity in the Company.

     Management of the Company has developed such an opportunity with a newly organized United Kingdom based internet/telecommunications company, to be called "European e Commerce" Limited ("EEC"). The Company's Board of Directors has authorized the execution of a preliminary, non-binding letter of intent relating to such transaction. However, there is no certainty at this time that this acquisition will be successfully completed. The consummation of the proposed acquisition will be subject to several material conditions precedent, which will have to occur to the satisfaction of EEC. These include, but are not limited to, the negotiation of a definitive acquisition agreement, the Company being free of all material debts, a due diligence investigation by EEC with no material issues discovered, the raising of in excess of $10 million in new investment capital by the Company, and the obtaining of necessary waivers and consents from third parties, including the Company's shareholders. It is anticipated that a meeting of shareholders will be required to approve certain aspects of the proposed transaction if a definitive acquisition agreement is negotiated between the parties. Further, it is anticipated that an affiliate of management of the Company will be compensated by EEC or the Company if the transaction is successfully completed.

     Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete the exchange offer or the acquisition, the Company's future capital needs, the Company's ability to prevail in litigation, the Company's ability to obtain additional funding and required regulatory approval, the development of competitive businesses by other companies, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the actual results of the Company's efforts may differ materially from those described in this press release.

Contact:     Richard Bailey        President        (310) 265-4404